Exhibit 99.1
Bulletin

October 10, 2014
Bulletin No. 1459

President and CEO Dean Schultz to Retire in 2015

Dear Chief Executive Officer:

After 23 years of service, Dean Schultz has notified the Bank of his decision to retire after April 30, 2015, once his successor has been appointed. He will continue to lead the Bank as President and Chief Executive Officer until his successor is in place.

The Bank’s Board of Directors has established a succession planning committee to identify a successor and has selected an executive search firm, Spencer Stuart, to assist in the search.

Dean has served as President and Chief Executive Officer of the Bank since April 1991, guiding the Bank through an extraordinary time of change and challenge for both the Bank and the Federal Home Loan Bank System. We look forward to Dean’s continuing leadership in the months to come.

Sincerely,

John F. Luikart
Chairman of the Board

cc:    Chief Financial Officer